Exhibit 16.1

January 5, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Commissioners:

We have read the statements made by Pinstripes Holdings, Inc. (formerly Banyan Acquisition Corp.) under Item 4.01 of its Form 8-K dated January 5, 2024.  We agree with the statements concerning our Firm in such Form 8-K under Item 4.01. We are not in a position to agree or disagree with other statements of Pinstripes Holdings, Inc. (formerly Banyan Acquisition Corp.) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp